Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 27, 2007, except for note 20 which is as of November 1, 2007, relating to the consolidated financial statements, which appears in the Report on Form 6-K of Danaos Corporation dated November 1, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement and under the heading “Selected Financial Data” incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers, S.A.

PricewaterhouseCoopers, S.A.

Athens, Greece

November 1, 2007